Exhibit 10.1

OPERATING AGREEMENT FOR MENACHE ADELMAN, LLC
MANAGER-MANAGED

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of MENACHE ADELMAN, LLC, a Delaware limited liability company (the “Company”), is entered into as of the date signed below and is hereby considered effective from the date of formation on April 30, 2010, by and among the Company, Adelman Enterprises, Inc., a Delaware corporation (“AE”), and Menache, LLC, a California Limited Liability company (“Menache”).

AGREEMENT

In consideration of the mutual agreements and representations set forth herein, the Parties hereby agree as follows.

1.           FORMATION.

1.1         Name.  The name of this limited liability company (the "Company") is Menache Adelman, LLC.

1.2         Certificate of Formation.  Certificate of Formation for the Company were filed with the Secretary of State for the state of Delaware on April 30, 2010.

1.3         Duration.  The Company will exist until dissolved as provided in this Agreement and/or in accordance with the laws of the State of Delaware.

1.4         Principal Office.  The Company’s principal office will initially be at 5214 Bonsai Avenue, Moorpark, California, 93021, but it may be relocated by the Managers at any time.

1.5         Designated Office and Agent for Service of Process.  The Company's initial designated office will be American Incorporators Ltd., 1220 N. Market St. Ste 808, Wilmington, DE 19801, and the name of its initial agent for service of process at that address will be Curtis Sweltz.  The Company’s designated office and its agent for service of process may only be changed by the Board of Managers of the Company.

1.6         Purposes and Powers.  The Company is formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be formed under the Limited Liability Company law of the State of Delaware.  The Company has the power to do all things necessary, incident, or in furtherance of that business.

1.7         Title to Assets.  Title to all assets of the Company will be held in the name of the Company.  No Member has any right to the assets of the Company or any ownership interest in those assets, except indirectly as a result of the Member’s ownership of an interest in the Company.  No Member has any right to partition any assets of the Company or any right to receive any specific assets upon liquidation of the Company or upon any other distribution from the Company.

2.           MEMBERS, CONTRIBUTIONS AND INTERESTS.

2.1         Initial Members.  The name and address of the initial members of the Company, the amounts of their initial capital contribution, and their initial Ownership or Percentage Interest is:

		Ownership or
Name of Member	Initial Capital Contribution	Percentage Interest

Menache, LLC	$600	60%
9385 Charleville Blvd.
Beverly Hills, CA 90212

Adelman Enterprises, Inc.	$400	40%
5214 Bonsai Avenue
Moorpark, CA 93021

2.1.1
Adelman Enterprises Control.  AE and/or its successors and assigns who are owners of the 40% Ownership Interest described above (the “AE Interest”), will always be controlled in its majority voting power by Charles Adelman (“Adelman”).  Should the entity owning the AE Interest not be controlled by Adelman, then all voting rights attendant to the AE Interest will transfer to Alberto Menache (“Alberto”) or his designee, provided that such designee is an entity with majority voting rights controlled by Menache and/or Alberto.

2.1.2
Menache Control.  Menache and/or its successors and assigns who are owners of the 60% Ownership Interest described above (the “Menache Interest”), will always be controlled in its majority voting power by Alberto.  Should the entity owning the Menache Interest not be controlled by Alberto, then all voting rights attendant to the Menache Interest will transfer to Adelman or his designee, provided that such designee is an entity with majority voting rights controlled by Adelman.

2.1.3	Minimum Number of Members. At no time shall there be fewer than two Members.

2.2        Initial Capital Contributions.

2.2.1 Initial Cash Contributions.  The initial capital contributions described above in Section 2.1, must be paid to the Company, in cash, immediately after all parties have signed this Agreement.

2.2.2 Additional Menache Contributions.  Menache holds certain patents on a new motion capture system based upon radio frequency or RF technology designed to substantially improve the efficiency of motion capture process (“Technology”).  All such patents issued in connection with the Technology and owned by Menache (the “Patents”) shall be transferred in full in perpetuity by Menache to the Company.  Documents transferring the Patents shall contain representations and warranties of good title and of Menache’s right to transfer the Patents.

2.2.3 Additional AE Contributions. AE shall contribute funds to the Company for the development of the Technology such that such Technology becomes ready for use on a motion picture (“Funded Development”); provided however that it is anticipated that the amount of such required contributions shall be Three Million Five Hundred Thousand Dollars ($3,500,000).  As soon as practicable following the execution of this Agreement, AE will contribute to the Company the amount of Three Hundred and Fifty Thousand Dollars ($350,000) (“Initial Funding”) so that the initial work can commence on prototypes of the Technology.  AE is in the middle of a capital raise in the amount of Fifty Million Dollars ($50,000,000).  At such time as AE has received total capital in the amount of Fifty Million Dollars ($50,000,000) from its capital raise, AE shall contribute to the Company the remainder of the Three Million Five Hundred Thousand Dollars ($3,500,000).  However, in the interim, the proceeds from the capital raise may be received by AE in a lump sum amount or in smaller increments, and AE shall make capital contributions to the Company in incremental amounts or on an “as needed” basis, depending upon the capital needs of the Company and the financial ability of AE; provided however that in all events AE shall contribute capital to the Company in amounts at least equal to the amounts required to pay all costs as and when contemplated under the budget heretofore agreed upon by AE and Menache (the "Budget”).  The capital contributions described in this Section 2.2.3 shall be deemed to be consideration for AE’s 40% Ownership Interest in the Company. If additional funding is needed beyond the amount contemplated in this Section 2.2.3, then AE shall, to the best of its ability, provide additional capital.  The terms and conditions of such additional capital shall be agreed upon by AE and the Board of Managers.

2.2.3.1 Failure to Contribute Initial Funding by October 24, 2010.  In the event that AE fails to contribute the Initial Funding to the Company by October 24, 2010, Menache shall have the right to cause the Company to be liquidated and dissolved.  In the event of such a termination, (a) the Patents described in Section 2.2.2 of this Agreement shall revert back to Menache, and (b) AE shall bear the responsibility for effectuating and the associated cost involved in liquidating and dissolving the Company.

2.2.3.2 Failure to Contribute Payments Due Under the Budget.  After the Initial Funding, in the event that AE fails to make capital contributions to the Company in amounts sufficient to make all payments due under the Budget, then AE’s Ownership Interest in the Company shall be reduced to the following Ownership Interest (“New AE Percentage Interest”):  a fraction, the numerator of which is the total amount of capital contributed by AE to the Company and the denominator of which is the sum of $12,000,000 and the total amount of capital contributed by AE to the Company.  The difference between the 40% Ownership Interest in the Company originally owned by AE and the New AE Percentage Interest shall belong to Menache, and may be freely marketed by Menache, in its sole discretion, in order to raise additional capital to fund the Funded Development. In addition to the foregoing reduction in AE’s Ownership Interest in the Company, one seat on the Board of Managers shall be forfeited by AE.

2.3         Additional Members.  No additional members shall be admitted to Menache Adelman without the written consent of both Menache and AE as to the identity of the new member, such new member’s capital contribution, the sharing ratio of such new member and the adjusted sharing ratios of both Menache and AE after the admission of such new member.

2.4         Additional Contributions.  Except as otherwise provided in this Agreement or under the Delaware Limited Liability Company Act (the “Act”), no Member is required to contribute additional capital to the Company, and any other additional capital contributions to the Company may be made by the Members only with the approval of the Managers.  If the Managers approve additional capital contributions, the Managers must determine the amount of such contributions, as well as the consideration to be granted to the contributing persons or entities.

2.5         No Interest on Capital Contributions.  No interest will be paid on capital contributions.

2.6         Capital Accounts.  An individual capital account will be maintained for each Member.  A Member's capital account will be credited with all capital contributions made by the Member and with all income and gain (including any income exempt from federal income tax) allocated to the Member.  A Member’s capital account will be charged with the amount of all distributions made to the Member and with all losses and deductions (including deductions attributable to tax-exempt income) allocated to the Member.  Members’ capital accounts must be maintained in accordance with the federal income tax accounting principles prescribed in Treasury Regulations §1.704-1(b)(2)(iv).

2.7         Outside Activities.  Members may engage in business and investment activities outside the Company, and neither the Company nor the other Members have any rights to the property, profits, or benefits of such activities.  But no Member may enter into any business or investment activity that is competitive with the business of the Company unless the activity was approved in advance by majority vote of the Members and a majority vote of the Board of Managers.

3.           ALLOCATION OF PROFITS AND LOSSES.

3.1         Determination. The net profit or net loss of the Company for each fiscal year will be determined according to the accounting principles employed in the preparation of the Company’s federal income tax information return for that fiscal year.  In computing net profit or net loss for purposes of allocation between Members, no special provision will be made for tax-exempt or partially tax-exempt income of the Company, and all items of the Company’s income, gain, loss, or deduction required to be separately stated under IRC §703(a)(1) will be included in the net profit or net loss of the Company.  However, any adjustments that are necessary in order to bring such computations of net profit and/or net loss in compliance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2) shall be made.

3.2         Allocation of Net Profits and Net Losses. The net profit or net loss of the Company for a fiscal year will be allocated among the Members in proportion to their Ownership Interests.  It is the intent of the Company and all of the Members that the allocation of net profits and net losses comply at all times with the rules set forth in Treasury Regulations Section 1.704-1(b)(2), and to that end, the Board of Managers, at the recommendation of the accountants of the Company, shall be authorized to make such adjustments in the allocation of net profits and/or net losses as are necessary to bring same into compliance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2).

3.3         Allocations Solely for Tax Purposes.  In accordance with IRC §704(c) and the corresponding regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will be allocated among the Members, solely for income tax purposes, so as to take into account any variation between the adjusted basis of such property for federal income tax purposes in the hands of the Company and the agreed value of such property as set forth in this agreement, or in any document entered into at the time an additional contribution is made to the Company.  Any elections or other decisions relating to the allocations to be made under this section will be made by the Managers.  The allocations to be made under this section are solely for purposes of federal, state, and local income taxes and will not affect, or in any way be taken into account in computing, any Member's capital account, allocable share of the net profits and net losses of the Company, or right to distributions.

3.4         Prorations.  If a Member has not been a Member during a full fiscal year of the Company, or if a Member's Ownership Interest in the Company changes during a fiscal year, the net profit or net loss for the year will be allocated to the Member based only on the period of time during which the Member was a Member or held a particular Ownership Interest.  In determining a Member's share of the net profit or net loss for a fiscal year, the Managers may allocate the net profit or net loss ratably on a daily basis using the Company's usual method of accounting.  Alternatively, the Managers may separate the Company's fiscal year into two or more segments and allocate the net profits or net losses for each segment among the persons who were Members, or who held particular Ownership Interests, during each segment based upon their Ownership Interests during that segment.

4.           DISTRIBUTIONS.

4.1         Approval by Board of Managers.  All distributions of cash or other property to the Members of the Company shall be determined and approved by the Board of Managers, taking into account any factors which the Board in its discretion deems relevant, including, without limitation, the reasonably anticipated needs of the Company for working capital and the establishment of or additions to Company reserves.

4.2         Distributions to Pay Taxes.  To enable the Members to pay taxes on income of the Company that is taxable to the Members, the Company shall use its best efforts make cash distributions to the Members, during each fiscal year, in an amount equal to the product of (a) the highest aggregate rate of federal, state, and local income and self-employment tax imposed on the Company’s income for that fiscal year (taking into account the deductibility of state and local income taxes for federal income tax purposes) allocated to any Member who was a Member for the full fiscal year times (b) the amount of the taxable income of the Company allocated to all Members for that fiscal year.  The Company shall use its best efforts to pay such distributions at least quarterly during each fiscal year at times that coincide with the Members’ payment of estimated taxes, and the amount of each distribution will be based upon the anticipated taxable income of the Company for the fiscal year of the distribution and the anticipated tax rates of Members, as determined at the time the distribution is made.  The Company's obligation to make distributions under this Section 4 is subject to the restrictions governing distributions under the Act.

4.3         Additional Distributions.  Subject to the restrictions governing distributions under the Act, additional distributions of cash or property may be made from time to time by the Company to the Members, at such times and in such amounts as the Board of Managers determines.

4.4         Allocation of Distributions.  All distributions to pay taxes and additional distributions must be made to Members in proportion to their Ownership Interests.

5.           MANAGERS.

5.1         Board of Managers.  The business of the Company will be managed by a Board of Managers.  The number of Managers serving at any given time will be the number elected by the Members, but the number may not be less than three nor more than seven.  Managers may be entities as well as individuals and need not be Members.

5.2         Initial Managers.  The initial members of the Board of Managers shall be the following individuals, each of whom shall have the number of votes described below:
5.2.1    Alberto Menache with 3 votes.
5.2.2    Daniel Striepeke with 1 vote.
5.2.3    Randy Smith with 1 vote.
5.2.4    Charles Adelman with 1 vote.
5.2.5   Douglas Ridley with 1 vote.

5.3        Election and Term.  Managers will be elected at meetings of the Members called for the purpose of electing Managers.  The notice of any meeting of the Members at which Managers are elected must state that the purpose, or one of the purposes, of the meeting is the election of Managers.  Each Manager named in this Agreement will serve for a term ending at the next meeting of Members called for the purpose of electing Managers, or until the Manager's earlier death, resignation, or removal.

5.4        Resignation, Death and Removal.  A Manager may resign at any time by delivering a written resignation to the Members.  The resignation will be effective when received by the Board of Managers, unless a later effective date is stated in the written resignation.

5.4.1
In the event that either Charles Adelman or Douglas Ridley is no longer a member of the Board of Managers, such empty seat in all events shall be filled by a person designated by AE, without regard to any change in voting rights described in 2.1.1, but subject to Section 2.2.3.

5.4.2
In the event that Alberto Menache, Daniel Striepeke or Randy Smith is no longer a member of the Board of Managers, such empty seat in all events shall be filled by a person designated by Menache, without regard to any change in voting rights described in 2.1.2.

5.4.3      Removal for Cause.  A Manager may be removed at any time, without notice, “For Cause”.  The term "For Cause" shall mean:  (i) a Manager’s failure to attend three (3) duly noticed meetings of the Board of Managers in any eighteen month period; (ii) a Manager’s failure to perform the tasks assigned to him or her by the Board of Managers, which failure shall not have been corrected within thirty (30) days of receipt by such Manager of written notice from the Board of Managers of such failure, neglect, or refusal; (iii) the issuance by the Company of a third notice of the kind described in the immediately preceding sub-clause (ii) for any type of failure, neglect or refusal on the part of a Manager to perform his or her duties; (iv) any intentional act of the Manager that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (v) a Manager’s repeated drunkenness during normal business hours or the use of illegal drugs; (vi) a Manager’s indictment or conviction for the commission of a felony; or (vii) the commission by a Manager of an act of theft, fraud or embezzlement against the Company or any of its affiliates.

5.4.4           Removal by Vote.  A Manager may be removed at any time, without notice, upon the unanimous vote of all of the other Managers.

5.5         Authority.  Subject to the limitations imposed by this Agreement or by action of the Managers or the Members, each Manager is an agent of the Company and has authority to bind the Company in the ordinary course of the Company’s business.  However, all decisions with significant economic ramifications shall be made by a majority of the Board of Managers, including but not limited to the decision to distribute cash or other property of the Company to the Members, to enter into a lease of space for the Company, and/or to purchase capital assets for a price greater than $50,000.  Notwithstanding the foregoing, the Board of Managers shall not engage in any of the following acts unless the act was approved in advance by majority vote of the Members:

5.5.1   To sell, lease, exchange, mortgage, pledge, or otherwise transfer or dispose of all or substantially all of the property or assets of the Company;

5.5.2   To merge the Company with any other entity;

5.5.3   To amend the Certificate of Formation of the Company;

5.5.4   To incur indebtedness by the Company other than in the ordinary course of business;

5.5.5   To authorize a transaction involving an actual or potential conflict of interest between a Manager or a Member and the Company;

5.5.6   To change the nature of the business of the Company;

5.5.7   To dissolve and liquidate the Company; or

5.5.8   To commence a voluntary bankruptcy case for the Company.

The Managers may, but are not required to, refer any other matter to a vote of the Members.

5.6         Other Agents.  By action of the Managers, other agents may be authorized to act on behalf of the Company.  The authority given such agents may be general or may be limited to specific matters.

5.7         Powers of Members.  No Member who is acting solely in his or her capacity as a Member is authorized to act on behalf of the Company.

5.8         Devotion of Time; Outside Activities.  Each of the Managers must devote so much time and attention to the business of the Company as the Managers agree is appropriate.  Managers may engage in business and investment activities outside the Company, and neither the Company nor the Members have any rights to the property, profits, or benefits of such activities.  But no Manager may enter into any business or investment activity that is competitive with the business of the Company unless the activity was approved in advance by majority vote of the Members.  No Manager may use any property or assets of the Company other than for the operation of the Company’s business.  For this purpose, the property and assets of the Company include, without limitation, information developed for the Company, opportunities offered to the Company, and other information or opportunities entrusted to a Manager as a result of being a Manager of the Company.

5.9        Compensation and Reimbursement.  The Managers will be paid such salaries and other compensation as may be fixed from time to time by action of the Board of Managers.  The fact that a Manager is also a Member will not prevent the Manager from receiving a salary or other compensation from the Company.  Managers are also entitled to reimbursement from the Company for reasonable expenses incurred on behalf of the Company, including expenses incurred in the formation, dissolution, and liquidation of the Company.

5.10      Meetings of Managers.  If there is more than one Manager serving, meetings of the Managers may be called by any Manager.  Meetings of the Managers will be held at the principal office of the Company, unless another place is fixed by action of the Managers.  Notice of the date, time, and place of all meetings must be given to each Manager at least 24 hours prior to the meeting.  The notice may be oral or written.  Oral notice will be effective when given.  Written notice will be effective at the earliest of the following times:  (a) when received by the Manager, (b) when sent by facsimile or other form of electronic communication reasonably expected to be received immediately at the Manager’s place of business, or (c) three days after mailing.  A majority of Managers (by number of Managers, not votes) constitutes a quorum for any meeting of the Managers.  A matter submitted to a vote at a meeting of the Managers will be approved by a majority vote (with each Manager casting the votes described above in Section 5.2) on the matter vote in favor of the matter.

6.           MEMBER MEETINGS.

6.1         Meetings.  A meeting of Members may be called by the Managers or by Members holding at least 10 percent of the Ownership Interests.  If a meeting is called by Members, the Members must deliver a written demand for a meeting addressed to the Managers at the Company's principal office, and the written demand must state the purpose for which the meeting is to be held.  Meetings of the Members will be held at the principal office of the Company, or at another place within 25 miles of the principal office that is fixed by action of the Managers and is set forth in the notice of the meeting.

6.2         Notice of Meetings.  Notice of the date, time, and place of all meetings must be given to each Member in writing not earlier than 30 days nor less than 5 days before the meeting date.  The notice must be mailed to each Member at the Member’s address as shown on the Company’s records and must include a description of the purpose or purposes for which the meeting is called.

6.3        Record Date.  The Members who are entitled to notice of a meeting of Members and to vote at the meeting, and their respective Ownership Interests, will be determined as of the record date for the meeting.  The record date may be selected by the Managers and may not be more than 30 days nor less than 10 days before the meeting.  If the Managers do not select a record date for a meeting of Members, the record date will be the date on which the initial notice of the meeting was mailed to the Members.

6.4        Quorum and Voting.  A Member may be represented at a meeting of Members, and may vote, in person or by written proxy.  The presence at a meeting of Members, in person or by proxy, of Members holding more than 50 percent of the Ownership Interests constitutes a quorum.  Each one percent of Ownership Interest shall have one vote and each Member is entitled to vote the Member's Ownership Interest.  Except as otherwise provided in the Certificate of Formation, this Agreement, or the Act, a matter submitted to a vote at a meeting of the Members will be approved if a majority of the Ownership Interests voted on the matter are voted in favor of the matter.

6.5        Self Interest.  A Member does not violate any duty or obligation to the Company merely as a result of engaging in conduct that furthers the interest of the Member.  A Member may lend money or transact other business with the Company, and, in this case, the rights and obligations of the Member will be the same as those of a person who is not a Member, so long as the loan or other transaction has been approved or ratified by the Managers, or has been approved or ratified by the Members if the loan or other transaction involves a Manager.  Unless otherwise provided by applicable law, a Member with a financial interest in the outcome of a particular action is nevertheless entitled to vote on such action.

6.6        Matters for Member Votes.  No Member shall be entitled to vote on any matter other than those matters (a) listed in Section 5.5, (b) as required by the Act and/or (c) submitted to the Members by the Board of Managers.

7.           ACTION BY MANAGERS OR MEMBERS.

7.1        Meetings Without Notice.  Notwithstanding any other provision of this Agreement, if all of the Managers or all of the Members hold a meeting at any time or place and no Manager or Member objects to the lack of notice, the meeting will be valid even if there was no notice or the notice given was insufficient, and any action taken at the meeting will be the action of the Managers or Members, as the case may be.

7.2        Actions Without Meeting.  Any action required or permitted to be taken by the Managers or by the Members at a meeting may be taken without a meeting if a written consent setting forth the action taken is signed by all of the Managers or Members, as the case may be.  All written consents of the Managers and Members must be retained as part of the Company's records of meetings.

7.3        Meetings by Telephone.  Meetings of the Managers or Members may be held by conference telephone or by any other means of communication by which all participants can hear each other simultaneously during the meeting.  If a Manager or Member participates in a meeting by conference telephone or by other means authorized by this Section, the Manager or Member will be considered to be present at the meeting in person.

8.           ACCOUNTING AND RECORDS.

8.1        Books of Account.  The Managers must keep such books and records relating to the operation of the Company as are appropriate and adequate for the Company's business and for the carrying out of this agreement.  At a minimum, the following must be maintained at the principal office of the Company:  (a) financial statements for the three most recent fiscal years; (b) federal, state, and local income tax returns for the three most recent fiscal years; (c) a register showing the current names and addresses of the Members; (d) a copy of the Company's Certificate of Formation and any amendments thereto; (e) this Agreement and any amendments thereto; (f) minutes of any meetings of Managers or Members; and (g) consents to action by Managers or Members.  Each Member will have access to all such books and records at all times.

8.2        Fiscal Year.  The fiscal year of the Company will be the calendar year.

8.3        Accounting Reports.  Within 90 days after the close of each fiscal year, Company must deliver to each Member an unaudited report of the activities of the Company for the preceding fiscal year, including a copy of a balance sheet of the Company as of the end of the year and a profit and loss statement for the year.

8.4        Tax Returns.  The Company must prepare and file all required federal, state, and local income tax and other tax returns on a timely basis.  Within 90 days after the end of each fiscal year, the Company must deliver to each Member a Schedule K-1, showing the amounts of any distributions, contributions, income, gain, loss, deductions, or credits allocated to the Member during the fiscal year.

8.5        Tax Matters Partner.  Anytime the Company has more than 10 Members, any Member is an entity other than an estate or a C corporation, or any Member is a nonresident alien individual, the Managers must designate one of the Members as the tax matters partner of the Company in accordance with IRC §6231(a)(7) and keep such designation in effect at all times.  In making this designation, preference must be given to Members who are also Managers.

9.           INTENTIONALLY DELETED.

10.        WINDING UP AND LIQUIDATION.

10.1      Liquidation Upon Dissolution.  Upon the dissolution of the Company, the Managers must wind up the affairs of the Company.  A full account must be taken of the assets and liabilities of the Company, and the assets of the Company must be promptly liquidated.  Following liquidation of the assets of the Company, the proceeds thereof must be applied and distributed in the following order of priority:

10.1.1 To creditors of the Company in satisfaction of liabilities and obligations of the Company, including, to the extent permitted by law, liabilities and obligations owed to Members as creditors (except liabilities for unpaid distributions);

10.1.2 To any reserves set up for contingent or unliquidated liabilities or obligations of the Company deemed reasonably necessary by the Managers, which reserves may be paid over to an escrow agent by the Managers to be held by such escrow agent for disbursement in satisfaction of the liabilities and obligations of the Company, with any excess being distributed to the Members as provided below; and

10.1.3 To Members in proportion to the positive balances of their capital accounts, after taking into account all adjustments made to capital accounts for the fiscal year during which the distributions to Members are made.

10.2      Distribution of Property in Kind.  With approval of the Members, property of the Company may be distributed in kind in the process of winding up and liquidation.  Any property distributed in kind will be valued and treated for the Company’s accounting purposes, in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(e)(1), as though the property distributed had been sold at fair market value on the date of distribution.  If property is distributed in kind, the difference between the fair market value of the property and its adjusted tax basis will, solely for the Company’s accounting purposes and to adjust the Members’ capital accounts, be treated as a gain or loss on the sale of the property and will be credited or charged to the Members’ capital accounts in the manner specified in the Section of this Agreement relating to capital accounts.

10.3      Negative Capital Accounts.  If any Member has a negative balance in the Member's capital account upon liquidation of the Company, the Member will have no obligation to make any contribution to the capital of the Company to make up the deficit, and the deficit will not be considered a debt owed to the Company or any other person for any purpose.

11.         TRANSFER OF MEMBERS' INTERESTS.

11.1      General Restrictions.  No Member may transfer all or any part of such Member's interest as a member of the Company except as permitted in this Agreement. Any purported transfer of an interest or a part of an interest in violation of the terms of this Agreement will be null and void and of no effect.  For purposes of this section a “transfer” includes a sale, exchange, pledge, or other disposition, voluntarily or by operation of law.

11.2      Securities Law Restriction.  Each Member acknowledges that the interest of the Member in the Company has not been registered under the Securities Act of 1933 or applicable state securities laws in reliance upon exemptions from registration and that the resale or other transfer of the interests of Members is restricted by applicable provisions of the Securities Act of 1933 and applicable state securities laws.  Each Member agrees that the Member's interest may not be offered for sale, sold, transferred, pledged, or otherwise disposed of unless the interests of the Members in the Company are registered under the Securities Act of 1933 and applicable state securities laws or unless an exemption from registration is otherwise available.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE INTEREST OF A MEMBER IN THE COMPANY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF BY A MEMBER IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGERS THAT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

11.3      Permitted Transfers.  Subject to the restrictions contained in the Section of this Agreement relating to securities law restrictions, a Member may transfer all or a part of the Member's interest in the Company with the majority vote of Members.  If the other Members do not consent to a particular transfer and if the transfer does not violate the securities law restriction, the Member may transfer all or a part of the Member's interest if (a) such interest or part thereof has been tendered for sale to the Company in accordance with the Section of this Agreement relating to tender of interest, (b) the tender has not been accepted within the time limit set forth in that Section, (c) the transfer is made to the transferee named in the notice of tender within 180 days after the notice of tender is effective, and (d) the transfer is at a price and upon terms no more favorable to the transferee than those set forth in the notice of tender.

11.4      Tender of Interest.  If a Member wishes to transfer all or part of the Member's interest in the Company and the other Members do not consent, the interest or the part of an interest to be transferred must be tendered to the Company and to the other Member by giving written notice of such tender to the Company and to the other Member and upon the same terms and for the same purchase price as such Member is offering its interest to another party.  Such notice must contain the name and address of the proposed transferee, the price to be paid by the proposed transferee for the interest, if any, and the terms of the proposed transfer.  If a Member's interest is transferred by operation of law, the successor in interest to the transferring Member may give the required notice of tender to the other Members at any time following the transfer, and such successor in interest will be deemed to have given the notice of tender at the time any other Member gives notice to the successor in interest and to all other Members of the failure to give the notice of tender.  Within 30 days after a notice of tender is given, the other Members may accept the tender on behalf of the Company and have the Company purchase the interest tendered (or one or more Members individually may accept the tender and purchase the interest tendered) for the price set forth in the notice of tender.  The tender must be accepted on behalf of the Company (or by one or more Members) by giving written notice of acceptance to the transferring Member or the transferring Member’s successor in interest.  The purchase may, at the option of the other Members, be on the terms set forth in the notice of tender, if any.

11.5      Effect of Tender.  The Member tendering the interest will cease to be a Member with respect to the tendered interest upon an acceptance of the tender by the Company and/or individual Members.  Thereafter, the Member tendering the interest will have no rights as a Member in the Company, except the right to have the tendered interest purchased in accordance with the terms of this Agreement.

11.6      Substitution.  If the interest of a Member is transferred, with the consent of the other Members or after the interest has been tendered for sale to the Company in accordance with the Section of this Agreement relating to tender of interest, the transferee of the interest will be admitted as a Member of the Company upon the approval of a majority of the Board of Managers, effective upon the execution by the transferee and delivery to the Company of a written agreement to be bound by all of the terms and provisions of this Agreement and any other documents reasonably required by the Board of Managers.  If the Board of Managers does not approve the admission of the transferee as a Member, then such transferee will only have the right to receive, to the extent assigned, the distributions from the Company to which the transferor would be entitled.  However, in that case, the transferee will not have the right to exercise the rights of a Member, including, without limitation, the right to vote or inspect or obtain records of the Company.

11.7      Drag Along Rights.  If an offer to purchase all, and not less than all, of the Ownership Interests is received from any person or persons, and the Board of Managers determines, within twenty (20) business days of the date of receiving such notice of the proposed purchase, that acceptance of the offer is in the best interests of the Members, then all of the Members shall accept such offer and shall sell their Ownership Interests in accordance with the terms of such offer and such agreements and instruments of transfer as may be approved by the Board of Managers, provided that no Member may be compelled, pursuant to this Section, to enter into or become bound by an agreement if such agreement would (i) require such Member to provide personal services; (ii) impose on such Member any new or enlarged restriction on independent or competitive activities; or (iii) impose on such Member any indemnification obligation or other liability in connection with such transaction other than for any defect in title or failure of the Member to convey good and marketable title to such Member's Ownership Interest in the Company, free and clear of liens and encumbrances.

11.8      Tag-Along Rights.

11.8.1.     If any Member or group of Members (the “Selling Member”) intend to sell (other than to the Company or as permitted herein) to a person or group of persons acting in concert (the “Buyer”) any Ownership Interests that, in the aggregate, constitute a controlling interest in the Company, such Selling Member shall provide written notice to the other Members (the “Tag-Along Members”) of the proposed sale and its terms and conditions.  If the Board of Managers determines, within twenty (20) business days of the date of receiving such notice of the proposed sale, that the sale is in the best interests of the Members, then (in lieu of making a tender in accordance with Section 11.4) the Board of Managers shall provide written notification of their approval of such sale to the other Members, and any Tag-Along Member may participate in such sale by requiring the Buyer to purchase a pro rata portion of the Tag-Along Member’s Ownership Interests, which Ownership Interests shall be included in the aggregate number of Ownership Interests the Buyer proposes to purchase.

11.8.2.     A Tag-Along Member may participate in a sale described in Section 11.8.1 above by giving written notice of its election to participate in the sale to the Selling Member within ten (10) business days of the date of receiving notice of the Board of Managers’ determination to approve the sale.  Any Tag-Along Member that fails to notify the Selling Member within such ten (10) business day period shall have waived its rights under this Section 11.8.2.  Each Tag-Along Member that provides timely notice to the Selling Member shall have the right to sell to the Buyer, at the same price and on the same terms and conditions as the Selling Member, an amount of Ownership Interests equal to the Ownership Interests that the Buyer actually proposes to purchase, multiplied by a fraction, the numerator of which shall be the Ownership Interests of such Tag-Along Member and the denominator of which shall be the aggregate number of Ownership Interests of the Selling Member and each Tag-Along Member exercising its rights under this subsection.

12.        REPRESENTATIONS AND WARRANTIES OF MEMBERS.

Each Member represents and warrants to the Company and the other Members that such Member has acquired an interest in the Company for such Member's own account for investment and not with a view to distribution of the interest.

13.        INDEMNIFICATION AND LIABILITY LIMITATION.

13.1      Indemnification.  Except as otherwise provided in this Section, the Company must indemnify each of the Managers to the fullest extent permissible under the law of the State of Delaware, as the same exists or may hereafter be amended, against all liability, loss, and costs (including, without limitation, attorneys’ fees) incurred or suffered by the Manager by reason of or arising from the fact that the Manager is or was a manager of the Company, or is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust, benefit plan, or other enterprise.  The Company may, by action of the Managers, provide indemnification to employees and agents of the Company who are not Managers.  The indemnification provided in this Section is not exclusive of any other rights to which any person may be entitled under any statute, agreement, resolution of Managers or Members, contract, or otherwise.  But despite any other provision of this agreement, the Company has no obligation to indemnify a Manager for:

13.1.1               Any breach of the Manager’s duty of loyalty to the Company;

13.1.2               Acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

13.1.3               Any unlawful distribution under the Act; or

13.1.4               Any transaction in which the Manager derives improper personal benefit.

13.2      Limitation of Liability.  No Manager of the Company is liable to the Company or to the Members for monetary damages resulting from the Manager’s conduct as a Manager except to the extent that the Act, as it now exists or may be amended in the future, prohibits the elimination or limitation of liability of managers of limited liability companies.  No repeal or amendment of this Section or of the Act will adversely affect any right or protection of a Manager for actions or omissions prior to the repeal or amendment.

14.        MISCELLANEOUS PROVISIONS.

14.1      Amendment.  The Members may amend or repeal all or part of this Agreement by action of the Members, provided that such action is memorialized in writing.  This Agreement may not be amended or repealed by oral agreement of the Members or by oral or written agreement of the Managers.

14.2      Binding Effect.  The provisions of this Agreement will be binding upon and will inure to the benefit of the heirs, personal representatives, successors, and assigns of the Members.  But this Section may not be construed as a modification of any restriction on transfer set forth in this Agreement.

14.3      Notice.  Except as otherwise provided in other Sections of this Agreement, any notice or other communication required or permitted to be given under this Agreement must be in writing and must be mailed by certified mail, return receipt requested, with postage prepaid.  Notices addressed to a Member must be addressed to the Member's address listed in the Section of this Agreement relating to initial members, or if there is no such address listed for a Member, the address of the Member shown on the records of the Company.  Notices addressed to the Company or a Manager must be addressed to the principal office of the Company.  The address of a Member, the Company, or a Manager to which notices or other communications are to be mailed may be changed from time to time by the Member's, the Company's, or the Manager's giving written notice to the Members, the Company, and the Managers.  All notices and other communications will be deemed to be given at the expiration of three days after the date of mailing.

14.4      Litigation Expense.  If any legal proceeding is commenced for the purpose of interpreting or enforcing any provision of this Agreement, including any proceeding in the United States Bankruptcy Court, the prevailing party in such proceeding will be entitled to recover a reasonable attorney's fee in such proceeding, or any appeal thereof, to be set by the court without the necessity of hearing testimony or receiving evidence, in addition to the costs and disbursements allowed by law.

14.5      Additional Documents.  Each Member must execute such additional documents and take such actions as are reasonably requested by the Managers in order to complete or confirm the transactions contemplated by this Agreement.

14.6      Counterparts.  This Agreement may be executed in two or more counterparts, which together will constitute one agreement.

14.7      Governing Law.  This Agreement will be governed by the law of the State of Delaware.

14.8      Severability.  If any provision of this Agreement is invalid or unenforceable, this will not affect the remaining provisions.

14.9      Third-Party Beneficiaries.  The provisions of this Agreement are intended solely for the benefit of the Members and Managers and create no rights or obligations enforceable by any third party, including creditors of the Company, except as otherwise provided by applicable law.

14.10    Form of Company.  The form of the Company as currently a limited liability company, may be changed upon majority vote of Members.  It is contemplated by this Agreement that future transition to a corporation may be made by the Company.  Further, upon change to a corporation, it is acknowledged that B class of stock may be created as a second class of stock for purposes of employee options or other benefit as determined by a majority of Members or the majority of shareholders.

14.11    Authority.  Each individual executing this Agreement on behalf of a corporation or other entity warrants that he or she is authorized to do so and that this Agreement will constitute the legally binding obligation of the corporation or other entity that the individual represents.

Dated this 20th day of April, 2010.

Menache, LLC	Adelman Enterprises, Inc.

/s/ ALBERTO MENACHE	/s/ CHARLES ADELMAN
ALBERTO MENACHE	CHARLES ADELMAN
President	President